Exhibit 99.1
Autoliv Elects New Board Members

Stockholm, Sweden (June 17, 2003) - - - Mr. Wilhelm Kull, director of Autoliv Inc., the world-wide leader in automotive safety systems, has decided to retire from the board of directors as of June 17. The Board extends its appreciation for Mr. Kull's extra ordinary services for Autoliv as the Company's CFO and CIO for 26 years and as a Board Member for the six most recent years.

Autoliv Inc. has decided to increase the number of board members to eleven and to elect Mr. Sune Carlsson to the board for a term expiring at the 2005 annual general meeting of shareholders and Mr. George A. Lorch for a term expiring at the shareholders meeting in 2006. Both Mr. Carlsson and Mr. Lorch have been determined to qualify as independent directors.

Sune Carlsson
Until this spring, Mr. Carlsson has been the president, chief executive officer and director of AB SKF, a Swedish-based leading global supplier of products, customer solutions and services in the rolling bearing, seals and related businesses. SKF has $4 billion in sales and 40,000 employees in 70 countries. A quarter of SKF's business is in the automotive segment.

Prior to joining SKF in 1998, Sune Carlsson held several top executive positions with ABB in Switzerland and ASEA in Sweden, two power and automation technologies companies. The positions included executive vice president of the companies as well as president of the power distribution divisions.

Mr. Carlsson is chairman of the board of Atlas Copco AB, a Swedish-based industrial group with such brands as RSC, Milwaukee Electric Tool, Chicago Pneumatic, and AEG Power Tools. Sune Carlsson also serves on the boards of Investors AB - Sweden's largest industrial holding company - and Picanol N.V. - a Belgium-based pioneer in highly-productive weaving systems.

Mr. Carlsson holds a Master of Engineering Degree from the Chalmers University of Technology in Gothenburg, Sweden.

George A. Lorch
Mr. Lorch is Chairman Emeritus of Armstrong Holdings, Inc. - the parent company of Armstrong World Industries, Inc., a global leader in the design and manufacture of floors, ceilings and cabinets. Mr. Lorch retired in 2000, following over 37 years' of service with the company that has $3 billion in sales and manufacturing facilities in 14 countries.

In 1988, Mr. Lorch was named executive vice president and elected to the board of directors of Armstrong World Industries. In 1993, he became the company's president and chief executive officer, and assumed the position of chairman the following year.

Mr. Lorch serves on the board of directors for Pfizer, Inc., the world's largest pharmaceutical and consumer healthcare companies. He is also a director of the board for Williams Cos - an energy solution company - and for Household International - a financial service company owned by HSBC. Mr. Lorch is a graduate of the Virginia Polytechnic Institute.

Inquiries:
Mats Ödman, Director Corporate Communications, tel: +46-708-32 09 33
Annika Schölin, Assistant Corporate Communications, tel: +46-8-587 20 622

Photos:
www.autoliv.com/News. For high resolution photos please e-mail to: annika.scholin@autoliv.com